Exhibit 99

VIACOM REPORTS RECORD THIRD QUARTER 2003 RESULTS

  •
  Revenues Up 5% to Record $6.60 Billion; Operating Income Up 7% to $1.38 Billion

  •
  Advertising Revenues Climb 8% to $2.88 Billion

  •
  Diluted Earnings Per Share Increased to $.40 Per Share from $.36 Per Share, on Net Earnings of $700 Million

  •
  Company Reiterates 2003 Guidance and Sees Strong Growth in 2004, With Gains of 5% to 7% in Revenues, 12% to 14% in Operating Income and 13% to 15% in Earnings Per Share

New York, New York, October 23, 2003—Viacom Inc. (NYSE: VIA and VIA.B) today reported record results for the third quarter ended September 30, 2003.

For the third quarter of 2003, Viacom revenues increased 5% to a record $6.60 billion from $6.31 billion for the third quarter last year, with growth in nearly every business segment. Contributing to 2003 third quarter results was overall advertising revenue growth of 8% to $2.88 billion. Third quarter 2003 record operating income of $1.38 billion increased 7% from $1.29 billion in the same quarter last year and was led by gains of 20% in Cable Networks, 19% in Television and 25% in Video.

Third quarter 2003 net earnings increased 9% to $700 million, or $.40 per diluted share, from $640 million, or $.36 per diluted share, in the same quarter last year. For the first nine months of 2003, net earnings (before cumulative effect of change in accounting principle) increased 17% to $1.82 billion, or $1.03 per diluted share, compared with $1.55 billion, or $.87 per diluted share, for the same prior-year period.

Free cash flow for the third quarter of 2003 was $708 million versus $214 million for the same prior-year period. The increase in free cash flow was principally due to higher operating income as well as working capital improvements including lower investments in Blockbuster merchandise inventory. Free cash flow reflects the Company's net cash flow from operating activities of $838 million less capital expenditures of $130 million. Free cash flow for the nine months ended September 30, 2003 was $2.2 billion versus $1.6 billion in the same prior-year period.

Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom, said, "Viacom's record third quarter results, including a double-digit increase in earnings per share, demonstrate our continuing ability to generate returns for shareholders. We delivered top line growth in nearly every business area and brought in significant operating income gains, all despite slower than expected growth in local advertising that did not keep pace with gains in the national ad market. Viacom also continued to deliver value to shareholders by using our strong free cash flow to purchase our stock and to declare a quarterly dividend. Looking ahead, we remain confident that 2004 will be the best year in Viacom's history, led by expectations of a continued economic resurgence, a return to the historic mix of growth in advertising markets and the favorable impact of unique programming and political events during the coming year."

Mel Karmazin, President and Chief Operating Officer of Viacom, said, "Viacom delivered the best third quarter performance in its history with segment operating income gains of 20% in Cable Networks, 25% in Video, and nearly 20% in Television. We continue to see positive momentum in our national advertising platforms, which are benefiting from a strong upfront at CBS, MTV Networks and BET and significant growth in syndication markets. With our management focus and our superior creative and operational execution, Viacom is extraordinarily well positioned to benefit from an improving economic environment which will lead to continued growth in the national advertising markets and a resurgence of local ad markets. These factors, as well as key events next year, including the Super Bowl on CBS, the primary season and the congressional and presidential elections, point to an exceptional year for Viacom in 2004."

For the nine months ended September 30, 2003, revenues increased 7% to $19.07 billion from $17.83 billion and operating income increased 11% to $3.68 billion from $3.33 billion in the same prior-year period. Third quarter and nine month results included the results of Comedy Central from the date of its acquisition in May 2003 and a third quarter pre-tax gain of approximately $40 million in the Television and Radio operations from the settlement of a 2001 physical damage and business interruption claim.

Business Outlook

The Company reaffirmed its expectation to deliver mid- to high-single digit growth in revenues and operating income for full year 2003, with low- to mid-teen growth in earnings per share. For the full year 2004, the Company expects to deliver revenue growth of 5% to 7%, resulting in operating income growth of 12% to 14% and earnings per share growth of 13% to 15%.

Consolidated Results

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three and nine months ended September 30, 2003 and 2002.

	Percentage of Total Revenues
	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues by Type	2003	2002	2003	2002

Advertising sales	44%	43%	45%	45%
Rental/retail sales	21	22	22	22
Affiliate fees	9	9	10	9
Feature film exploitation	7	7	7	8
TV license fees	7	8	6	6
Other(a)	12	11	10	10

Total	100%	100%	100%	100%

(a)
Other primarily includes revenues from publishing, theme park operations and movie theaters.

Segment Results (Third Quarter 2003 versus Third Quarter 2002)

The Company is a diversified worldwide entertainment company with six reportable segments: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor, (v) Entertainment, and (vi) Video. Beginning January 1, 2003, the Company operates Infinity as two segments, Radio and Outdoor. Certain prior-period information has been reclassified to conform to the current segment presentation.

Cable Networks revenues are generated primarily from advertising sales and affiliate fees. Television, Radio and Outdoor revenues are generated primarily from advertising sales. Television also generates revenues from television license fees. Entertainment revenues are generated primarily from feature film exploitation, publishing, theme park operations and movie theaters. Video generates revenues from its rental operations and retail sales of videocassettes (VHS), DVDs and games.

The following tables present Viacom's revenues, operating income and depreciation and amortization for the three and nine months ended September 30, 2003 and 2002 (dollars in millions).

	Three Months Ended September 30,			Nine Months Ended September 30,
			Better/ (Worse)%			Better/ (Worse)%
Revenues	2003	2002		2003	2002

Cable Networks	$1,465.4	$1,243.9	18%	$3,982.1	$3,380.1	18%
Television	1,882.6	1,798.1	5	5,669.1	5,343.1	6
Radio	551.7	539.3	2	1,546.5	1,556.4	(1)
Outdoor	434.6	429.0	1	1,275.3	1,200.5	6
Entertainment	1,098.0	1,070.6	3	2,816.2	2,768.2	2
Video	1,384.5	1,386.5	—	4,294.5	3,983.5	8
Eliminations	(217.0)	(160.9)	(35)	(514.8)	(403.6)	(28)

Total Revenues	$6,599.8	$6,306.5	5%	$19,068.9	$17,828.2	7%

	Three Months Ended September 30,			Nine Months Ended September 30,
			Better/ (Worse)%			Better/ (Worse)%
Operating Income	2003	2002		2003	2002

Cable Networks	$612.8	$510.8	20%	$1,537.8	$1,238.8	24%
Television	362.3	304.3	19	997.1	864.6	15
Radio	266.2	259.0	3	722.8	727.6	(1)
Outdoor	44.5	63.0	(29)	148.2	160.1	(7)
Entertainment	111.7	146.5	(24)	205.4	301.1	(32)
Video	99.6	80.0	25	353.6	271.4	30
Corporate expenses	(46.3)	(42.9)	(8)	(127.0)	(115.8)	(10)
Residual costs	(36.6)	(22.1)	(66)	(109.8)	(66.1)	(66)
Eliminations	(34.7)	(10.4)	N/M	(46.3)	(50.2)	8

Total Operating Income	$1,379.5	$1,288.2	7%	$3,681.8	$3,331.5	11%

	Three Months Ended September 30,		Nine Months Ended September 30,
Depreciation and Amortization	2003	2002	2003	2002

Cable Networks	$48.2	$46.0	$143.9	$143.7
Television	37.8	34.9	111.8	104.2
Radio	6.6	7.4	20.5	23.4
Outdoor	53.9	51.2	160.8	152.7
Entertainment	32.5	30.8	94.9	90.1
Video	66.0	62.0	189.3	174.8
Corporate	5.6	5.6	17.0	17.1

Total Depreciation and Amortization	$250.6	$237.9	$738.2	$706.0

N/M—Not Meaningful

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, Spike TV, CMT and Comedy Central; BET; and Showtime Networks Inc.)

For the quarter, Cable Networks revenues increased 18% to $1.47 billion from $1.24 billion, led by a 25% increase in advertising revenues. The increase in advertising revenues was driven by 26% growth at MTV Networks and 24% growth at BET. Comedy Central, acquired in May 2003, contributed 11% of Cable Networks advertising revenue growth for the quarter. Cable Networks affiliate fees grew 8% with MTV Networks up 16% and BET up 7%, partially offset by a 1% decline at Showtime. Ancillary revenues were up 29% over the year ago quarter reflecting higher contributions from the licensing of Nickelodeon consumer products. Operating income for Cable Networks increased 20% to $613 million from $511 million. As a percentage of revenues, operating income increased one percentage point to 42% from 41% for the same quarter last year.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the quarter, Television revenues increased 5% to $1.88 billion from $1.80 billion, and operating income increased 19% to $362 million from $304 million principally driven by advertising revenue growth of 6%. CBS and UPN Networks combined delivered 7% higher advertising revenues, with Primetime delivering double-digit growth. The Stations group revenues were slightly higher primarily due to increased advertising sales despite the absence of significant political advertising recognized in the same quarter last year. Syndication revenues were higher than the prior year principally reflecting higher revenues from The Dr. Phil Show, which debuted in September 2002, Everybody Loves Raymond and from the domestic syndication of The Parkers, Sabrina the Teenage Witch, The Division and Moesha. Television's operating income for the third quarter of 2003 included $27 million from insurance recoveries. Operating income margin improved approximately two percentage points to 19%.

Radio (Radio Stations)

For the quarter, Radio revenues increased 2% to $552 million from $539 million, and operating income increased 3% to $266 million from $259 million. Double-digit revenue growth experienced in Los Angeles and Chicago contributed to the 5% overall increase in Radio's top 10 markets. Radio expenses were higher primarily due to an increase in sports rights. Radio's operating income for the third quarter of 2003 included $13 million from insurance recoveries. Operating income as a percentage of revenues remained constant at 48%.

Outdoor (Outdoor Advertising Properties)

For the quarter, Outdoor revenues increased 1% to $435 million from $429 million, and operating income decreased 29% to $45 million from $63 million in the prior-year quarter. Outdoor revenue increases were due to 11% higher revenues from its European properties, partially driven by favorable foreign exchange rates, offset by a 3% decline in North America primarily from the U.S. transit business and billboards in Mexico. Outdoor operating income decreased principally due to the above-mentioned revenue declines in the U.S. transit business and Mexico as well as higher sales-related expenses to drive future growth. Operating income as a percentage of revenues decreased to 10% from 15% for the comparable prior-year period.

Entertainment (Paramount Pictures, Simon & Schuster, Paramount Parks, Famous Players and Famous Music Publishing)

For the quarter, Entertainment revenues of $1.10 billion increased 3% from $1.07 billion principally reflecting higher Theaters, Parks and Publishing revenues partially offset by lower Features revenues. Feature film revenues reflected higher worldwide theatrical and pay television revenues which were more than offset by lower worldwide home entertainment revenues due to the availability of fewer titles in release. Third quarter 2003 domestic theatrical releases included Lara Croft: Tomb Raider: The Cradle of Life, Dickie Roberts: Former Child Star and The Fighting Temptations. Third quarter 2003 home entertainment releases included How to Lose A Guy in 10 Days, The Hunted and The Core. Publishing's top-selling titles in the third quarter included The Ultimate Weight Solution by Dr. Philip C. McGraw, Cry, The Beloved Country by Alan Paton and Benjamin Franklin by Walter Isaacson. Third quarter Entertainment operating income of $112 million decreased 24% from $147 million primarily due to higher advertising costs for feature films.

Video (Blockbuster)

For the quarter, Video revenues of $1.38 billion decreased slightly from $1.39 billion, and operating income increased 25% to $100 million from $80 million for the same prior-year period. Worldwide same store revenues decreased 7.5% reflecting a 9.9% decrease in same-store retail revenues and a 7.1% decrease in same-store rental revenues due to an unfavorable quarter-over-quarter box office comparison for movie rental titles and unseasonably warm weather in Europe. The increase in operating income reflected improving gross margins from lower product buys and significantly lower advertising costs. Total gross margin improved to 63% from 58% in the prior year. Operating income as a percentage of revenues increased one percentage point to 7%. Blockbuster ended the quarter with 7,080 worldwide company-operated stores, a net addition of 537 since September 30, 2002, and with 1,702 franchise stores.

Corporate Expenses

For the quarter, Corporate expenses, including depreciation, increased 8% to $46 million from $43 million in the same quarter last year principally due to increases in property and directors and officers insurance premiums.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses. For the quarter, residual costs increased to $37 million versus $22 million in the prior year quarter, principally due to actuarial losses from a lower discount rate and a decrease in the expected rate of return on plan assets in 2003.

Eliminations

Eliminations were $35 million for the quarter ended September 30, 2003 versus $10 million for the comparable prior-year quarter primarily reflecting the timing of intercompany transactions from the sale of television product and feature films to cable and broadcast networks.

Other Matters

During the first nine months of 2003 on a trade date basis, the Company purchased approximately 10.3 million shares of its Class B Common Stock for approximately $436 million under its stock purchase program, of which approximately $204 million was spent in the third quarter. From October 1 through October 22, the Company purchased an additional 4.2 million shares for approximately $168 million, leaving $2.3 billion remaining under the current $3.0 billion purchase program. Additionally, in order to maintain Viacom's consolidated tax position with Blockbuster, the Company purchased 1.7 million shares of Blockbuster Class A Common Stock for approximately $36 million during the first nine months of 2003, with $34 million spent during the third quarter. From October 1 through October 22, the Company purchased an additional 1.1 million shares of Blockbuster Class A Common Stock for approximately $24 million.

During the third quarter, Viacom's Board of Directors declared an initial quarterly cash dividend of $.06 per share to shareholders of record at the close of business on August 15, 2003, and approximately $105 million was paid to these shareholders on October 1, 2003.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, video and online. With programming that appeals to audiences in every demographic category across virtually all media, the Company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Viacom Outdoor, Infinity Broadcasting, UPN, Spike TV, TV Land, Comedy Central, CMT: Country Music Television, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. The following important factors, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements: advertising market conditions generally; changes in the public acceptance of the Company's programming; changes in technology and its effect on competition in the Company's markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company's products; consumer demand for VHS, DVD and video games, and the mix between rental and sales volume and competitive conditions in these markets; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's previous news releases and filings made by the Company with the Securities and Exchange Commission including but not limited to the Company's Form 10-K for the period ended December 31, 2002. The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press: Carl D. Folta Senior Vice President, Corporate Relations (212) 258-6352 carl.folta@viacom.com	Investors: Martin Shea Senior Vice President, Investor Relations (212) 258-6515 marty.shea@viacom.com
Susan Duffy Vice President, Corporate Relations (212) 258-6347 susan.duffy@viacom.com	James Bombassei Vice President, Investor Relations (212) 258-6377 jim.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues	$6,599.8	$6,306.5	$19,068.9	$17,828.2

Operating income	1,379.5	1,288.2	3,681.8	3,331.5
Interest expense	(200.7)	(213.0)	(590.0)	(644.1)
Interest income	4.2	3.5	11.8	11.0
Other items, net	(6.0)	.3	14.9	(18.0)

Earnings before income taxes	1,177.0	1,079.0	3,118.5	2,680.4
Provision for income taxes	(464.3)	(412.3)	(1,250.6)	(1,060.9)
Equity in earnings (loss) of affiliated companies, net of tax	.1	(14.5)	(2.3)	(32.3)
Minority interest, net of tax	(13.2)	(11.9)	(44.8)	(33.0)

Net earnings before cumulative effect of change in accounting principle	699.6	640.3	1,820.8	1,554.2
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—	(18.5)	(1,480.9)

Net earnings	$699.6	$640.3	$1,802.3	$73.3

Basic earnings (loss) per common share:
Net earnings before cumulative effect of change in accounting principle	$.40	$.37	$1.04	$.89
Cumulative effect of change in accounting principle, net	$—	$—	$(.01)	$(.84)
Net earnings	$.40	$.37	$1.03	$.04
Diluted earnings (loss) per common share:
Net earnings before cumulative effect of change in accounting principle	$.40	$.36	$1.03	$.87
Cumulative effect of change in accounting principle, net	$—	$—	$(.01)	$(.83)
Net earnings	$.40	$.36	$1.02	$.04

Weighted average number of common shares outstanding:
Basic	1,745.0	1,752.8	1,745.7	1,754.1
Diluted	1,763.2	1,770.3	1,763.2	1,776.9

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited; Dollars in millions)

The following tables set forth the Company's Operating Income before Depreciation and Amortization for the three and nine months ended September 30, 2003 and 2002. The Company defines "Operating Income before Depreciation and Amortization" as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization. While this non—GAAP measure has been relabeled to more accurately describe in the title the method of calculation of the measure, the actual method of calculating the measure now labeled Operating Income before Depreciation and Amortization is unchanged from the method previously used to calculate the measure formerly labeled EBITDA in prior disclosures.

The Company uses Operating Income before Depreciation and Amortization, among other things, to evaluate the Company's operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, helps improve their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Operating Income before Depreciation and Amortization is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. Operating Income before Depreciation and Amortization, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As Operating Income before Depreciation and Amortization excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below reconciliations of Total Operating Income before Depreciation and Amortization to net earnings (loss) and Operating Income before Depreciation and Amortization for each segment to such segment's operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Three Months Ended September 30, 2003
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$661.0	$(48.2)	$612.8
Television	400.1	(37.8)	362.3
Radio	272.8	(6.6)	266.2
Outdoor	98.4	(53.9)	44.5
Entertainment	144.2	(32.5)	111.7
Video	165.6	(66.0)	99.6
Corporate expenses	(40.7)	(5.6)	(46.3)
Residual costs	(36.6)	—	(36.6)
Eliminations	(34.7)	—	(34.7)

Total	$1,630.1	$(250.6)	$1,379.5

	Three Months Ended September 30, 2002
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$556.8	$(46.0)	$510.8
Television	339.2	(34.9)	304.3
Radio	266.4	(7.4)	259.0
Outdoor	114.2	(51.2)	63.0
Entertainment	177.3	(30.8)	146.5
Video	142.0	(62.0)	80.0
Corporate expenses	(37.3)	(5.6)	(42.9)
Residual costs	(22.1)	—	(22.1)
Eliminations	(10.4)	—	(10.4)

Total	$1,526.1	$(237.9)	$1,288.2

	Three Months Ended September 30,
	2003	2002
Total operating income before depreciation and amortization	$1,630.1	$1,526.1
Depreciation and amortization	(250.6)	(237.9)

Operating income	1,379.5	1,288.2
Interest expense	(200.7)	(213.0)
Interest income	4.2	3.5
Other items, net	(6.0)	.3

Earnings before income taxes	1,177.0	1,079.0
Provision for income taxes	(464.3)	(412.3)
Equity in earnings (loss) of affiliated companies, net of tax	.1	(14.5)
Minority interest, net of tax	(13.2)	(11.9)

Net earnings before cumulative effect of change in accounting principle	699.6	640.3
Cumulative effect of change in accounting principle, net of minority interest and tax	—	—

Net earnings	$699.6	$640.3

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

	Nine Months Ended September 30, 2003
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$1,681.7	$(143.9)	$1,537.8
Television	1,108.9	(111.8)	997.1
Radio	743.3	(20.5)	722.8
Outdoor	309.0	(160.8)	148.2
Entertainment	300.3	(94.9)	205.4
Video	542.9	(189.3)	353.6
Corporate expenses	(110.0)	(17.0)	(127.0)
Residual costs	(109.8)	—	(109.8)
Eliminations	(46.3)	—	(46.3)

Total	$4,420.0	$(738.2)	$3,681.8

	Nine Months Ended September 30, 2002
	Operating Income before Depreciation and Amortization	Depreciation and Amortization	Operating Income
Cable Networks	$1,382.5	$(143.7)	$1,238.8
Television	968.8	(104.2)	864.6
Radio	751.0	(23.4)	727.6
Outdoor	312.8	(152.7)	160.1
Entertainment	391.2	(90.1)	301.1
Video	446.2	(174.8)	271.4
Corporate expenses	(98.7)	(17.1)	(115.8)
Residual costs	(66.1)	—	(66.1)
Eliminations	(50.2)	—	(50.2)

Total	$4,037.5	$(706.0)	$3,331.5

	Nine Months Ended September 30,
	2003	2002
Total operating income before depreciation and amortization	$4,420.0	$4,037.5
Depreciation and amortization	(738.2)	(706.0)

Operating income	3,681.8	3,331.5
Interest expense	(590.0)	(644.1)
Interest income	11.8	11.0
Other items, net	14.9	(18.0)

Earnings before income taxes	3,118.5	2,680.4
Provision for income taxes	(1,250.6)	(1,060.9)
Equity in earnings (loss) of affiliated companies, net of tax	(2.3)	(32.3)
Minority interest, net of tax	(44.8)	(33.0)

Net earnings before cumulative effect of change in accounting principle	1,820.8	1,554.2
Cumulative effect of change in accounting principle, net of minority interest and tax	(18.5)	(1,480.9)

Net earnings	$1,802.3	$73.3

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)
(Unaudited; Dollars in millions)

Free cash flow reflects the Company's net cash flow from operating activities less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company's ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company's operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company's ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company's net cash flow provided by operating activities to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net cash flow provided by operating activities	$837.5	$338.8	$2,548.2	$1,953.6
Less capital expenditures	129.6	125.1	359.0	329.6

Free cash flow	$707.9	$213.7	$2,189.2	$1,624.0

The following table presents a summary of the Company's cash flows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net cash flow provided by operating activities	$837.5	$338.8	$2,548.2	$1,953.6
Net cash flow used for investing activities	$(155.0)	$(260.0)	$(1,663.8)	$(1,175.3)
Net cash flow used for financing activities	$(804.9)	$(212.6)	$(756.9)	$(984.7)